For Release: February 16, 2005	9:00am EST

AMERICAN WATER STAR ADDS NEW NORTHERN CALIFORNIA DISTRIBUTOR

AND RECEIVES INITIAL ORDER FOR PRODUCT

Las Vegas - (BUSINESS WIRE) - February 16, 2005 -- American Water Star, Inc., (AMEX: AMW - News) a publicly traded company located in Las Vegas, Nevada is pleased to announce they have added Pearson Brothers Distributing to their growing network of beverage distributors. Pearson Brothers Distributing is located in Oakland, Calif. AMW will ship Pearson's initial order of Geyser Fruta and Geyser H2O Drinking Water during the first week of March.

Pearson Brothers has been distributing for over 20 years to the San Francisco, Alameda and Contra Costa counties with brands such as; Arizona Tea, Welch's Juices, Shasta Beverages, Nantucket Nectars, Jones Soda and several additional brands. Pearson Brothers has a very solid reputation as one of the best new age beverage distributors in Northern California.

"We are very excited to begin selling the American Water Star portfolio of products. We feel that the American Water Star brands are a very good fit for our demographic area and expect great results," stated Eric Pearson of Pearson Brothers Distributing.

About: American Water Star, Inc.:

American Water Star Inc. ("AMW") is a publicly traded company, (AMEX: AMW), and is engaged in the beverage bottling industry. Its product brands are licensed and developed in-house, and bottled in strategic locations throughout the United States. AMW's beverage products are sold by the truckload, principally to distributors, who sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

At AMW, we believe our great-tasting, new zero sugar; zero calorie flavored water beverages have positioned us to capture a large share of the market for healthy flavored waters. Our product line consists of four branded beverages: Geyser Sport; Geyser Fruit; Geyser Fruta; and Hawaiian Tropic. Geyser Sport is a sugar-free, calorie-free, carb-free fruit flavored beverages fortified with vitamins and calcium, offered in eight different fruit flavors. Geyser Fruit is a non-carbonated water with a low sugar content, also offered in eight different flavors. Geyser Fruta is targeted to the Hispanic market and includes authentic Latin flavored beverages. Our Hawaiian Tropic products feature sugar-free, no carbohydrate, caffeine-free, sodium-free tropical drinks offered in four flavors.

Forward-Looking Statements:

This press release may contain statements that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "establish," "project" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from AMW's historical experience and its present expectations or projections. These risks include, but are not limited to, any benefits of the Pearson Brothers Distributing arrangement; Pearson's reputation and abilities; actual distribution of AMW's products in Northern California; the success of AMW's Geyser Fruta and Geyser H20 water among Pearson's demographic market; AMW's ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in AMW's filings with the SEC, including its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, which reports are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. AMW undertakes no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

American Water Star Inc.	Redwood Consultants, LLC.
Donald Hejmanowski, 702-740-7036	Jens Dalsgaard, 415-884-0348